Exhibit 10.3.2
ATTORNMENT AGREEMENT

This ATTORNMENT AGREEMENT (this "Agreement") is made as of August 1, 2005, by and between LBA REALTY FUND-HOLDING CO. I, LLC, a Delaware limited liability company ("Master Landlord"), and AMERICAN TECHNOLOGY CORPORATION, a Delaware corporation ("Subtenant").

RECITALS:

A. Reference is made to that certain Lease Agreement dated August 14, 1996 between Scientific-Atlanta, Inc., a Georgia corporation ("Original Landlord") and Global Associates, Ltd., a Virginia corporation ("Original Tenant"), as amended by that certain Lease Amendment dated October 23, 1996, that certain Second Amendment to Office Lease dated January 24, 1997, and that certain Second Amendment to Lease Agreement and Reinstatement of Lease dated August 15, 1998 (collectively, the "Master Lease"), whereby Original Tenant leased certain premises located at 13112 Evening Creek Drive, South, San Diego, California. Master Landlord is the successor-in-interest to Original Landlord.

B. Pursuant to that certain Amended and Restated Sublease Agreement dated September 1, 2000, by and between Subtenant and Smiths Industries Aerospace & Defense Systems, Inc., a Delaware corporation, the successor-in-interest to Original Tenant under the Master Lease, as amended by that certain First Amendment to Amended and Restated Sublease Agreement dated January 1, 2004 (collectively, the "Sublease"), Subtenant leased a portion of the Master Premises containing approximately 23,548 rentable square feet, as more particularly described in the Sublease. Master Landlord's predecessor-in-interest, Bedford Property Investors, Inc., consented to the Sublease pursuant to that certain Consent to Sublease dated May 11, 2004 (the "Consent").

C. The Master Lease terminated as of August 1, 2005. Pursuant to Section 6 of the Consent, the Sublease expires concurrently with the Master Lease. However, Master Landlord and Subtenant desire to continue the Sublease as a direct lease between Master Landlord and Subtenant upon the terms and conditions set forth herein.

D. All terms not otherwise expressly defined herein shall have the respective meanings given in the Sublease.

AGREEMENT:

1. Attornment. Master Landlord hereby succeeds to the "Sublandlord's" interest under the Sublease, and Subtenant hereby attorns to Master Landlord, as if the Sublease were a direct lease between Master Landlord and Subtenant, upon the terms set forth herein. Subtenant shall commence making payments of Rent under the Sublease to Master Landlord as of August 1, 2005, at the address set forth in Section 2.4 below. Master Landlord shall undertake the obligations of the Sublandlord under the Sublease first arising after August 1, 2005, but Master Landlord shall not (i) be liable for any prepayment of more than one (1) month's rent or any security deposit paid by Subtenant to the prior Sublandlord, (ii) be liable for any act or omission of the prior Sublandlord under the Sublease or for any default or breach of any covenant, condition, representation or warranty of the prior Sublandlord under the Sublease, (iii) be subject to any defenses or offsets which Subtenant may have against the prior Sublandlord, (iv) be bound by any changes or modifications made to the Sublease without the written consent of Master Landlord or (v) be bound by any obligation to pay brokerage commissions or improvement allowances or otherwise improve or fixturize the Premises.

2. Amendments to Sublease. The Sublease is amended as follows:

2.1 Premises. Pursuant to Section 19 of the First Amendment to Amended and Restated Sublease Agreement dated January 1, 2004, Subtenant previously exercised its reduction option. Effective as of August 1, 2005, such reduction option is rescinded, and the square footage of the Premises, the Base Rent and Subtenant's Proportionate Share of Operating Expenses are restored to the amounts set forth in Sections 5, 7 and 8, respectively, of said First Amendment.

2.2 Term. The Term of the Sublease shall end on December 31, 2005; however, if neither party has given the other party written notice to the contrary by December 1, 2005, then commencing January 1, 2006, the Term shall continue on a month-to-month basis, with either party having the right to terminate the Lease by giving the other party at least thirty (30) days prior written notice of the desired termination date.

2.3 Holding Over. Subtenant shall surrender possession of the Premises immediately upon the expiration of the Term. If Subtenant, or any party under Subtenant claiming rights to the Sublease, shall continue to occupy or possess the Premises after such expiration, then such tenancy shall be a tenancy at sufferance upon all of the provisions of the Sublease, except that Base Rent shall increase upon the expiration of the Term to an amount equal to two hundred percent (200%) of the Base Rent for the Premises in effect immediately prior to such expiration. If Subtenant fails to surrender the Premises upon such expiration, Subtenant shall indemnify, defend and hold Master Landlord harmless from and against all loss, damage, cost (including attorneys' fees) and liability resulting from or arising out of Subtenant's failure to surrender the Premises, including, but not limited to, any amounts required to be paid to any tenant or prospective tenant who was to have occupied the Premises after the expiration of the Term and any related attorneys' fees and brokerage commissions.

2.4 Notice. All notices to Master Landlord under the Sublease shall be addressed as follows (or such other address as Master Landlord shall notify Subtenant): LBA Realty Fund-Holding Co. I, LLC, c/o LBA Realty, 17901 Von Karman Avenue, Suite 950, Irvine, CA 92614, Attention: Mr. Steven R. Layton.

2.5 Conflicts. Except as otherwise provided in this Agreement, the Sublease remains in full force and effect. If there is any conflict or inconsistency between the terms of the Sublease, the Consent and this Agreement, the terms of this Agreement shall control.

3. General Provisions.

3.1 Brokerage Commission. Subtenant agrees that under no circumstances shall Master Landlord be liable for any brokerage commission or other charge or expense in connection with the Sublease and Subtenant agrees to protect, defend, indemnify and hold Master Landlord harmless from the same and from any cost or expense (including, but not limited to, attorney's fees) incurred by Master Landlord in resisting any claim for any such brokerage commission.

3.2 Controlling Law. The terms and provisions of this Agreement shall be construed in accordance with and governed by the laws of the State of California.

3.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, successors and assigns, subject to the limitations on the assignment of Subtenant's interest under the Sublease.

3.4 Captions. The paragraph captions utilized herein are in no way intended to interpret or limit the terms and conditions hereof, rather, they are intended for purposes of convenience only.

3.5 Partial Invalidity. If any term, provision or condition contained in this - Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Agreement shall be valid and enforceable to the fullest extent possible permitted by law.

3.6 Attorney's Fees. If either party commences litigation against the other for the specific performance or interpretation of this Agreement, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury to the extent permitted by law and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys' fees as may have been incurred.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

"Master Landlord":

LBA REALTY FUND-BOLDING CO. I, LLC, a Delaware limited liability company

By:	LBA Realty Fund, L.P., a Delaware limited partnership

its Manager

By:	LBA Management Company, LLC, a Delaware limited liability company,

its General Partner

By:	LBA, Inc., a California corporation, its Manager

By:	/s/ Steven Briggs
Name: Steven Briggs
Title: Authorized Signatory

"Subtenant":

AMERICAN TECHNOLOGY CORPORATION, a Delaware corporation

By:	/s/ Michael A. Russell
Name: Michael A. Russell
Title: CFO

By:	/s/ Kalani Jones
Name: Kalani Jones
Title: COO

'"NOTE:
If Subtenant is a California corporation, then one of the following alternative requirements must be satisfied:
(A) This Agreement must be signed by two (2) officers of such corporation: one being the chairman of the board, the president or a vice president n the other being the secretary, an assistant secretary, the chief financial officer or an assistant treasurer. If one (1) individual is signing in two (2) of the foregoing capacities, that individual must identify the two (2) capacities.
(B) If the requirements of (A) above are not satisfied, then Subtenant shall deliver to Master Landlord evidence in a form reasonably acceptable to Master Landlord that the signatory(ies) is (are) authorized to execute this Agreement.
If Subtenant is a corporation incorporated in a state other than California, then Subtenant shall deliver to Master Landlord evidence in a form reasonably acceptable to Master Landlord that the signatory(ies) is (are) authorized to execute this Agreement

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